Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION

FOR IMMEDIATE RELEASE

CONTACT:

Anthony Angelini, President and CEO

Rob Rueckl, Chief Financial Officer
(763) 553-9300

Zomax Announces Resignation of Phil Levin from Board of Directors

July 12, 2004 — Minneapolis, MN — Zomax Incorporated (NASDAQ: ZOMX) announced today that Phillip T. Levin, who co-founded the Company more than ten years ago, has resigned from the Board of Directors for personal reasons effective as of July 8, 2004.

“Phil showed incredible vision and foresight when he started this Company, and then for ten years he provided excellent service as a Director. We are grateful for his leadership and contributions to the Board over these many years and wish him the best.” said Howard Liszt Chairman of the Board.

The Company also announced that on July 8, 2004, it purchased from Mr. Levin 415,000 shares of the Company’s Common Stock for $1,419,300 at the closing  per share price on that day of $3.42.The directors of Zomax believe that the purchase of these shares by the Company is in its best interests.  Mr. Levin continues to hold in excess of 2,000,000 shares of Zomax stock, and has expressed his continued belief in the long-term success of Zomax.

About Zomax Incorporated

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include “front-end” customer contact and ecommerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico, and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.  For more information on Zomax, visit www.zomax.com or call (866) 553-9393.